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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CREATIVE COMPUTERS, INC. SETS TIMING FOR SPIN-OFF OF UBID, INC.


TORRANCE, CA, May 18, 1999 -- Creative Computers, Inc. (NASDAQ: MALL) today announced that its board of directors has declared a distribution to its stockholders of all of the 7,329,883 shares of uBid, Inc. (NASDAQ: UBID) owned by Creative. The distribution is intended to be a tax-free spin-off and is payable on June 7, 1999 to stockholders of record as of May 24, 1999. The number of uBid shares to be distributed for each share of Creative Computers stock will be determined based on the number of Creative shares outstanding on the record date. Based on the number of shares of Creative common stock currently outstanding, Creative stockholders would receive approximately 0.7 of a share of uBid common stock for each share of Creative common stock held on the record date. Completion of the distribution remains subject to certain conditions set forth in the Separation and Distribution Agreement previously entered into between Creative and uBid.

About Creative Computers

Creative Computers, Inc. is a leading direct marketer of personal computers and related products. The Company offers over 55,000 products to its customers. The Company creates demand for its products through its distinctive, full-color PC Mall, MacMall and ComputAbility catalogs, out-bound marketing, Internet marketing and its web sites, and other promotional materials. The Company's staff of over 400 knowledgeable sales executives, telemarketing, customer service and technical support personnel work together to provide high-level customer service and gain customer loyalty. Creative also sells computers, computer-related products and consumer electronics, from a variety of leading manufacturers, in an Internet auction format, through the Company's majority-owned subsidiary, uBid, Inc. uBid's web site is located at http://www.ubid.com.

Customers may call PC Mall sales at 800/555-MALL, MacMall sales at 800/222-2808, and ComputAbility sales at 800/558-0003, or shop Creative on the Internet at http://www.pcmall.com, http://www.macmall.com, http://www.ubid.com, http://www.computability.com or http://www.ecost.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. The realization of any or all of these expectations is subject to a number of risks and uncertainties and it is possible that the assumptions made by management may not materialize. There can be no assurance that the conditions to the spin-off of uBid will be satisfied on a timely basis or at all. In addition to the factors set forth above, other important factors that could cause actual results to differ materially from our expectations are set forth in the in the Company's SEC reports, including but not limited to those set forth in the section entitled "Certain Factors Affecting Future Results" in its Annual Report on Form 10-K for 1998.

CONTACT: Creative Computers, Inc., Torrance, CA
Frank Khulusi, CEO or Ted Sanders, CFO: 310/354-5600